Exhibit 99.1

NovaBay Pharmaceuticals Announces Pricing of $3.5 Million Underwritten Public Offering

EMERYVILLE, Calif. (July 26, 2024) – NovaBay Pharmaceuticals, Inc. (NYSE American: NBY) (the “Company” or “NovaBay”), today announced the pricing of its underwritten public offering of 3,200,380 shares of common stock (or pre-funded warrants in lieu thereof), 3,200,380 Series F-1 warrants to purchase up to 3,200,380 shares of common stock, 3,200,380 Series F-2 warrants to purchase up to 3,200,380 shares of common stock and 3,200,380 Series F-3 warrants to purchase up to 3,200,380 shares of common stock. The combined public offering price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant is $1.10.

In addition, the Company has granted the underwriter for the offering a 45-day option to purchase up to 477,272 additional shares of common stock and/or up to 477,272 Series F-1 warrants to purchase up to 477,272 shares of common stock, up to 477,272 Series F-2 warrants to purchase up to 477,272 shares of common stock and up to 477,272 Series F-3 warrants to purchase up to 477,272 shares of common stock or any combination thereof, as determined by the underwriter, at the public offering price, less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Ladenburg Thalmann & Co. Inc. is acting as sole bookrunning manager for the offering.

Each share of common stock (and each pre-funded warrant in lieu thereof) is being sold together with one Series F-1 warrant to purchase one share of common stock, one Series F-2 warrant to purchase one share of common stock, and one Series F-3 warrant to purchase one share of common stock. The Series F-1 warrants have an exercise price of $1.10 per share, are exercisable immediately upon issuance, and will expire five years following the date of issuance. The Series F-2 warrants have an exercise price of $1.10 per share, are exercisable immediately upon issuance, and will expire six months following the date of issuance. The Series F-3 warrants have an exercise price of $1.10 per share, are exercisable immediately upon issuance, and will expire one year following the date of issuance. The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.01 per share and may be exercised at any time until all of the pre-funded warrants are exercised in full. The Series F-1 warrants, the Series F-2 warrants and the Series F-3 warrants will each include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-1 warrants, the Series F-2 warrants and the Series F-3 warrants, as applicable.

The aggregate gross proceeds from the offering will be approximately $3.5 million, or $4.0 million if the underwriter exercises its over-allotment option in full, before deducting underwriting discounts and commissions and other offering expenses and excluding any proceeds that may be received upon the exercise of the Series F-1 warrants, Series F-2 warrants, and Series F-3 warrants. No assurance can be given that any of the warrants will be exercised. NovaBay currently intends to use the net proceeds of the offering to redeem the outstanding principal amount of its Original Discount Senior Secured Convertible Debentures due November 1, 2024 and for working capital and general corporate purposes.

The offering is expected to close on or about July 29, 2024, subject to the satisfaction of customary closing conditions.

The offering is being conducted pursuant to NovaBay’s registration statement on Form S-1 (File No. 333-280423) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on July 25, 2024 (the “registration statement”). The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov and a final prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained, when available, by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 5th Avenue, 4th Floor, New York, NY 10019 (telephone number 1-800-573-2541) or by emailing prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About NovaBay Pharmaceuticals, Inc.

NovaBay’s leading product Avenova® Antimicrobial Lid & Lash Solution is often recommended by eyecare professionals for blepharitis and dry eye disease. Manufactured in the U.S., Avenova spray is formulated with NovaBay's patented, proprietary, stable and pure form of hypochlorous acid. All Avenova products are available directly to consumers through online distribution channels such as Amazon.com and Avenova.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that are based upon management's current expectations, assumptions, estimates, projections and beliefs. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “preliminary,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the timing and completion of the offering, and the intended use of net proceeds therefrom. These statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors that involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Other risks relating to the Company’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in the Company’s latest Form 10-Q/K filings and registration statement, as may be amended from time to time, filing with the SEC, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Relations Contact

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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